UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2007

AZUR HOLDINGS, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-25824	13-3337553
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

633 SE 3rd Avenue, Suite 203, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 954-763-1515

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

On January 25, 2007 and February 16, 2007 Azur Holdings, Inc. (the “Company”) filed Current Reports on Form 8-K with the Securities and Exchange Commission regarding triggering events that could accelerate a direct financial obligation. Both of such Current Reports stated that the occurrence of the events of default reported on could constitute an Event of Default under a loan from Textron Financial Corporation (“Textron”) to the Company’s subsidiary, The Grand Shell Landing, Inc. (“Grand Shell”), which would permit Textron to elect to declare all outstanding indebtedness of Grand Shell to Textron immediately due and payable. As of February 15, 2007 such indebtedness amounted to approximately $6,636,067.

On February 19, 2007 counsel for Grand Shell received notification from counsel for Textron that a Substitute Trustee’s Notice of Sale had been posted in the Jackson County Courthouse in Pascagoula, Mississippi regarding a foreclosure on a Deed of Trust covering certain property in Gautier, Mississippi owned by Grand Shell known as Shell Landing (the “Notice”). The Notice stated that a default had been made in the performance of the terms and conditions of a promissory note and the Deed of Trust and that the entire indebtedness represented thereby had been declared due and payable. The Notice did not specify the default referred to in the Notice. The transmittal letter from Textron’s counsel stated that counsel intended to file suit against the guarantors of the loan. The Company is a guarantor of the loan.

The Company is negotiating with several new lenders to refinance all debt of Azur Shell Landing Resort Inc., as well as the Grand Shell Landing Golf Course. The Company is also working diligently to consummate the previously announced Nexxus Capital financing transaction, which could provide the Company with sufficient capital to satisfy the Company’s obligations to Textron as well as all other lenders.

The Company intends to seek a preliminary and permanent injunction against the foreclosure against the Shell Landing property based upon a Mississippi law enacted after Hurricane Katrina which prohibits certain foreclosures post-Katrina.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AZUR HOLDINGS, INC.

February 21, 2007	By:	/s/ Donald Winfrey
Donald Winfrey
President